Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-215626
PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 21, 2017.
 (To Prospectus filed on January 20, 2017)
ACXIOM CORPORATION
PROSPECTUS
Shares of Common Stock
This Prospectus Supplement No. 2 together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and re-sale of the shares of common stock specified above.
The table captioned "Calculation of Registration Fee" on the Cover Page of the Registration Statement is hereby amended to reflect the following additions and changes:

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.10 par value per share ("Common Stock")	43,587	$28.40	$1,237,871	$147.93
(1)            Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices as reported on the Nasdaq Global Select Market on February 14, 2017.
(2)            Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Our common stock is listed on the Nasdaq Global Select Market under the symbol "ACXM." On February 17, 2017, the last reported sale price for our common stock on the Nasdaq Global Select Market was $29.28 per share.

Common stock offered by the selling stockholders.......       43,587 shares of common stock,
 par value $0.10 per share, in one or more offerings
Our authorized capital stock consists of 200,000,000 shares of common stock with a $0.10 par value per share, and 1,000,000 shares of preferred stock with a $1.00 par value per share, all of which shares of preferred stock are undesignated.  As of February 16, 2017, there were 78,063,659 shares of common stock issued and outstanding, held of record by 1,945 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of February 16, 2017.

Shares of common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The selling stockholders acquired these shares from us pursuant to our acquisition of Arbor. The selling stockholders may from time to time offer and sell pursuant to this prospectus and any prospectus supplement to this prospectus any or all of the shares of our common stock being registered in one or more offerings.
The following table sets forth information for the selling stockholders as of February 21, 2017. Beneficial ownership is determined in accordance with the SEC rules and includes securities that the selling stockholders have the right to acquire within 60 days after February 21, 2017. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. In addition, except as otherwise indicated, all of the selling stockholders beneficially own less than 1% of our common stock outstanding. We plan to update this selling stockholder table on a monthly basis to reflect the number of shares issued to the selling stockholders pursuant to the Merger Agreement and Holdback Agreement described in this prospectus.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering(1)(2)	Number of Shares Offered(3)	Shares Beneficially Owned After the Offering(4)
David Yaffe	16,345	34,432	0
Nikhil Dixit	10,897	22,955	0
John Graettinger	16,345	34,432	0
Total	43,587	91,819	0

(1)
The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)
In addition to the shares beneficially owned by the selling stockholders listed in this table, each of the selling stockholders is entitled to receive on or about March 20, 2017 an undetermined number of shares of common stock in accordance with the terms of the Merger Agreement and the Holdback Agreement described in this prospectus.

(3)
The number of shares offered includes shares offered prior to the beneficial ownership date and may have been resold previously pursuant to the registration statement of which this prospectus supplement is a part.

(4)
The table assumes that the selling stockholders will sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider any specific factors discussed herein together with all of the other information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, "Risk Factors," in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016, all of which are incorporated herein by reference, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.